February 28, 2013

CounterPath Corporation
Suite 300, One Bentall Centre
505 Burrard Street
Vancouver, British Columbia V7X 1M3
Canada

Dear Sirs:

Re:	CounterPath Corporation – Registration Statement on Form S-3
(Post-Effective Amendment to Form S-1)

                        We have acted as counsel to CounterPath Corporation (the “Company”), a Nevada corporation, in connection with the filing of a registration statement on Form S-3 (Post-Effective Amendment to Form S-1) (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 4,938,906 shares of the Company’s common stock, consisting of 3,416,006 shares of common stock which are currently outstanding and 1,522,900 shares of common stock that may be issued from the exercise of common share purchase warrants (collectively, the “Registered Shares”), as further described in the Registration Statement filed on February 28, 2013.

                        In connection with this opinion, we have examined the following documents:

(a)	Corporate Charter and Articles of the Company;

(b)	By-Laws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	Treasury Orders pertaining to the Registered Shares;

(e)	the Registration Statement; and

(f)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement.

                        In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

                        We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or a certificate of an officer of the Company.

www.cwilson.com

                        Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that those of the Registered Shares to which the Registration Statement and Prospectus relate:

  that have been issued prior to the date of the Registration Statement were duly and validly authorized and issued as fully paid and non-assessable shares of common stock in the capital of the Company; and

  that will be issued form exercise of the common share purchase warrants described in the Registration Statement have been duly and validly authorized, and will, if and when issued in accordance with the terms of the common share purchase warrants, be issued as fully paid and non-assessable shares of common stock in the capital of the Company.

                        This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Clark Wilson LLP